EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Astrotech Corporation

Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-239705), Form S-3 (Nos. 333-227963 and 333-226060) and Form S-8 (Nos. 333-222623, 333-200706, 333-151752, 333-43159, 333-43181, and 333-36779) of our report dated September 8, 2020, with respect to the consolidated financial statements of Astrotech Corporation (the “Report”), included in Astrotech Corporation’s Annual Report on Form 10-K for the year ended June 30, 2020. Our Report contains an explanatory paragraph regarding Astrotech Corporation’s ability to continue as a going concern.

ArmaninoLLP

San Francisco, California

September 9, 2020